UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
450 Fifth Street NW
Washington, D.C. 29549

Form S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

THE CATO CORPORATION
(Exact Name of Registrant as Specified in Its Charter)
Delaware		56-0484485
(State or Other Jurisdiction of Incorporation		(IRS Employer Identification No.)

8100 Denmark Road, Charlotte, NC (Address of Principal Executive Offices)		28273-5975 (Zip Code)

THE CATO CORPORATION DEFERRED COMPENSATION PLAN (EFFECTIVE JULY 28, 2011) (Full title of the plan)

[•] [•] 8100 Denmark Road Charlotte, North Carolina 28273-5975 (Name and address of agent for service)

(704) 554-8510 (Registrant’s Telephone Number, Including Area Code)

Copy to: R. Douglas Harmon Parker Poe Adams & Bernstein LLP Three Wells Fargo Center 401 South Tryon Street Charlotte, North Carolina 28202 (704) 372-9000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

                        Large accelerated filer ☐                                              Accelerated filer ☑

                        Non-accelerated filer ☐                                                 Smaller reporting company ☐

                    (Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Deferred Compensation Obligations	$10,000,000	100%	$10,000,000	$1161

(1)                The Deferred Compensation Obligations are general unsecured obligations of The Cato Corporation to pay deferred compensation in the future in accordance with the terms of The Cato Corporation Deferred Compensation Plan (effective July 28, 2011) (the “Plan”).

(2)                Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended (the “Securities Act”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S‑8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by The Cato Corporation (“Cato” or the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

•         Our Annual Report on Form 10-K for the fiscal year ended January 29, 2011;

•         Our Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2011;

•         Our Definitive Proxy Statement on Schedule 14A filed on April 8, 2011; and

•         Our Current Reports on Form 8-K filed on March 4, 2011, June 2, 2011, July 11, 2011 and July 19, 2011.

Additionally, all documents subsequently filed with the Commission by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all securities offered hereunder have been sold or that deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and be a part hereof from the date of the filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded will not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Any documents or information “furnished” and not “filed” in accordance with the Commission rules shall not be deemed to be incorporated by reference herein.

Item 4.  Description of Securities.

The Plan allows eligible members of a select group of management and highly compensated employees, as well as non‑employee directors of Cato (“Participants”) to defer receipt of a portion of their compensation.  Eligible employees may defer up to 50% of their salaries and up to 100% of their bonuses.  Eligible directors may defer up to 100% of their directors’ fees.  Participants will be vested at all times in the amounts credited to their accounts under the Plan.  Amounts deferred under the Plan are credited with investment returns based on measurement funds designated by the Participants from among funds selected by the committee that administers the Plan.  The amount of Cato’s obligations under the Plan (the “Deferred Compensation Obligations”), and the amount of the Deferred Compensation Obligations payable to any Participant under the Plan, will reflect the returns of the applicable measurement fund.

The amount of compensation deferred under the Plan is based on elections by the Participants and the deemed earnings and losses on the foregoing amounts.  The Deferred Compensation Obligations payable by Cato under the Plan will become due in accordance with payment elections made by Participants in accordance with the terms of the Plan and applicable law.  Participants may elect to receive distributions of their accounts, subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the limitations set forth in the Plan, either in a lump sum or in installments, upon (i) the Participant’s separation from service with Cato, (ii) a date specified by the Participant, or (iii) the Participant experiencing an unforeseeable emergency (as such terms are defined in the Plan).  In the event of a Participant’s death, his or her designated beneficiary will be entitled to receive the balance of such Participant’s Plan account.  The Deferred Compensation Obligations represent the contractual obligations of Cato to pay or distribute cash when due to Participants with respect to amounts deferred and earned in accordance with the terms of the Plan.

Participants will not have any ownership interest in any of the amounts deferred or the measurement funds under the Plan.  The right of each Participant is solely that of a general, unsecured creditor of Cato with respect to his or her own interest under the Plan.  The Plan is an “unfunded” plan for state and federal tax purposes and Cato is not required to set aside assets to be used for payment of the Deferred Compensation Obligations under the Plan.  Payments under the Plan shall be payable solely from the general assets of Cato or from a “rabbi” trust established by Cato as a vehicle to pay benefits under the Plan.  Except as provided in the Plan, neither a Participant nor any other person will have any right to sell, assign, transfer, pledge, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable under the Plan or any part thereof.  Except as provided in the Plan, no part of the amounts payable will, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

Cato may amend or modify the Plan in whole or in part, provided that no such amendment or modification, without the consent of the Participant, will be effective to decrease the value of a Participant’s account balance in existence at the time the amendment or modification is made.  In addition to other amendments as Cato may authorize, the committee that administers the Plan may adopt amendments to the Plan to conform the Plan to the requirements of applicable law, facilitate the administration of the Plan or clarify provisions based on the committee’s interpretation of the Plan document.  Cato may also terminate and liquidate the Plan to the extent permitted by Section 409A of the Code.

Item 5.  Interest of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time (“Section 145”), permits a corporation to indemnify its directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by a third party if such directors or officers acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

In addition, Cato’s Restated Certificate of Incorporation eliminates personal liability of its directors to the full extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended from time to time (“Section 102(b)(7)”). Section 102(b)(7) of the Delaware Corporation Law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

The Plan provides that Cato agrees to indemnify and hold harmless its officers and directors against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or her (including but not limited to reasonable attorney fees) which arise as a result of his or her actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by Cato.  Notwithstanding the foregoing, Cato shall not indemnify any officer or director if his or her actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless Cato consents in writing to such settlement or compromise.

The Company maintains insurance against liabilities under the Securities Act for the benefit of its officers and directors.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.      Description of Document

4.1                    Restated Certificate of Incorporation of the Registrant dated March 6, 1987, incorporated by reference to Exhibit 4.1 to Form S-8 of the Registrant filed February 7, 2000 (SEC File No. 333–96283)

4.2                    Bylaws of the Registrant dated January 28, 1993, incorporated by reference to Exhibit 4.2 to Form S-8 of the Registrant filed February 7, 2000 (SEC File No. 333–96283)

4.3                    The Cato Corporation Deferred Compensation Plan (effective July 28, 2011), incorporated by reference to Exhibit 10.1 to Form 8-K of the Registrant filed on July 19, 2011

5.1                    Opinion of Parker Poe Adams & Bernstein LLP regarding the legality of the Deferred Compensation Obligations being registered

23.1                  Consent of PricewaterhouseCoopers LLP

23.2                  Consent of Parker Poe Adams & Bernstein LLP (included in Exhibit 5.1 to this Registration Statement)

24.1                  Power of Attorney (included in the signature page to this Registration Statement)

Item 9.  Undertakings.

(a)                The undersigned Registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)               To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on August 26, 2011.

THE CATO CORPORATION
(Registrant)

By: /s/ John P. D. Cato
[•]
[•]

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints [•] and [•] his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, from such person and in each person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post‑effective amendments) to this Registration Statement, under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ John P.D. Cato John P.D. Cato	Chairman, President, Chief Executive Officer (Principal Executive Officer)	August 26, 2011
/s/ John R. Howe John R. Howe	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 26, 2011
/s/ Jeffrey R. Shock Jeffrey R. Shock	Senior Vice President and Controller (Principal Accounting Officer)	August 26, 2011
/s/ Thomas B. Henson Thomas B. Henson	Director	August 26, 2011
/s/ Bryan F. Kennedy, III Bryan F. Kennedy, III	Director	August 26, 2011
/s/ Thomas E. Meckley Thomas E. Meckley	Director	August 26, 2011
/s/ Bailey W. Patrick Bailey W. Patrick	Director	August 26, 2011
/s/ D. Harding Stowe D. Harding Stowe	Director	August 26, 2011
/s/ Edward I. Weisiger, Jr. Edward I. Weisiger, Jr.	Director	August 26, 2011